EXHIBIT 23.1

Consent of KPMG LLP, Independent Auditors

We consent to the incorporation by reference in (i) the Registration Statements on Form S-8 (Files Nos. 000-23490, 333-06486, 333-29934, 333-57374, 333-73394, 333-104287, and 333-107006) and (ii) the Registration Statement on Form S-3 (File No. 333-105985) of VIVUS, Inc., of our report dated January 22, 2004 with respect to the consolidated balance sheets of VIVUS, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and other comprehensive (loss), stockholder’s equity and cash flows for the years then ended, which report appears in the December 31, 2003 Annual Report on Form 10-K of VIVUS, Inc..

        /S/ KPMG LLP

San Jose, California

March 9, 2004